1 CIM COMMERCIAL TRUST CORPORATION SERIES L PREFERRED STOCK – TERMS SUMMARY OCTOBER 2017

IMPORTANT DISCLOSURES FREE WRITING PROSPECTUS CIM Commercial Trust Corporation (“CIM Commercial”, the “Company” or “CMCT”) has filed a registration statement (including a prospectus) on Form S-11 (No. 333-218019) with the U.S. Securities and Exchange Commission (the “SEC”) and with the Israel Securities Authority (the “ISA”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC and the ISA for more complete information about the Company and the offerings. You may get these documents for free by visiting the Company’s website at http://investors.cimcommercial.com/index.cfm. Alternatively, Leumi Partners Underwriting Ltd will arrange for a prospectus to be sent to you if you request it by calling 972-3-5141290 or toll-free at 1-833-300-3008. You may also access the prospectus for free on the SEC website at www.sec.gov at https://www.sec.gov/Archives/edgar/data/908311/000104746917006540/a2233623zs-11a.htm and on the Magna website at www.magna.isa.gov.il under the Company’s name. FORWARD-LOOKING STATEMENTS The information set forth herein contains "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts or discuss the business and affairs of CMCT on a prospective basis. Further, statements that include words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" "pursue," or "should" or the negative or other words or expressions of similar meaning, may identify forward-looking statements. CMCT bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of CMCT and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, including those set forth in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016. As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date hereof. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CMCT to predict all of them. Nor can CMCT assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement. CMCT undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. 2

SERIES L PREFERRED STOCK 3 Credit rating by S&P Maalot (October 2017) – Issuer: iIAA- 1 Series L Preferred Stock: iIA-1 Coupon: Annual dividend of 5.50% (Payments will begin January 2019, subject to the payment to ordinary shareholders of the Initial Dividend, if any) Minimum price: ILS 987.50 per Unit (Unit consists of 10 shares of Series L) Early commitment fee: 2.50% Linkage to the U.S. dollar Cumulative dividends In the event dividends are in arrears, until full payment of the deferred dividends: Investors have right of early redemption (available for exercise each quarter) Annual step-up in the dividend rate of 1.00% (up to a maximum annual rate of 8.50%) The company will not be able to authorize a dividend/distribution to its ordinary shares The company will not be able to exercise its redemption option The company (including its affiliates) will not be permitted to purchase Series L Preferred Stock on any stock exchange Perpetual Redemption option for the company and the investor at any time, commencing after the fifth anniversary following the issuance date Redemptions may be paid in cash, ordinary shares or a combination of both at the sole discretion of the company (See further explanation on pages 5-6 regarding the mechanism for determining the number of ordinary shares received in the event the company redeems in stock) The Series L Preferred Stock is expected to be dual-listed for trading on NASDAQ and TASE, in each case prior to the date of issuance. The ordinary shares are listed for trading on NASDAQ and is expected to be listed on TASE Do not confer voting rights Terms & Features Summary The abovementioned constitutes a general summary of terms. The full terms of the Series L Preferred Stock being offered by CMCT are provided in the registration documents submitted to the SEC and ISA. CMCT does not undertake to update the summary of terms in this document. 1 The rating reflects only the view of the agency providing the rating as of October 26, 2017, and is subject to revision or withdrawal at any time.

Continued regular coupon payments until exercise of the redemption option SERIES L PREFERRED STOCK 4 SCHEMATIC OUTLINE Redemption option for both the company and the investor commencing the end of the fifth year Issuance Year 1 Year 2 Year 3 Year4 Year5 Year 9 Year 8 Year 7 Year 6 Regular coupon payments1 Ordinary shares Combination of cash and ordinary shares Cash Redemption will be paid in one of the following ways, at the sole discretion of the company C C C C C C C C C The chart above provides a general outline of the mechanics of the Series L Preferred Stock. The full terms of the Series L Preferred Stock being offered by CMCT are provided in the registration documents submitted to the SEC and the ISA. CMCT does not undertake to update the summary of terms in this document. 1 Dividend payments that were not paid on time will be accrued, and until they are fully paid, holders of the Series L Preferred Stock will have the benefit of additional protection as described on the previous page.

SERIES L PREFERRED STOCK 5 Upon redemption, the investor will receive an amount, in cash or stock, greater than or equal to the stated value of the Series L Preferred Stock1 The company or the investor chooses to exercise the redemption option (commencing the end of the fifth year and thereafter) The company chooses to pay the redemption in ordinary shares The investor receives in ordinary shares value equal to: (1) The stated value of the Series L Preferred Stock1 + (2) The positive difference (if any) between the market value of the ordinary shares2 and their NAV3 (See further explanation on the next page) The company chooses to pay the redemption in cash The investor receives in cash the stated value of the Series L Preferred Stock 2 Volume-weighted-average ordinary shares market price on NASDAQ and TASE in the last 20 trading days preceding the end of the quarter in which the notice of redemption is given. The above mentioned constitutes a general summary of terms. The full terms of the Series L Preferred Stock being offered by CMCT are provided in the registration documents submitted to the SEC and ISA. CMCT does not undertake to update the summary of terms in this document. 3 The Net Asset Value per share of common stock most recently published by the company prior to the end of the quarter in which the notice of redemption is given. 1As converted from USD to ILS on the third day in which the TASE is open for trading preceding the applicable redemption payment date.

SERIES L PREFERRED STOCK 6 The mechanism for determining the price of ordinary shares for purposes of the redemption payment may allow investors to benefit from an upside potential 1 Volume-weighted-average ordinary shares market price on NASDAQ and TASE in the last 20 trading days preceding the end of the quarter in which the redemption is made. The above mentioned constitutes a general summary of terms. The full terms of the Series L Preferred Stock being offered by CMCT are provided in the registration documents submitted to the SEC and ISA. CMCT does not undertake to update the summary of terms in this document. 2 The most recently Net Asset Value per share of common stock published by the company prior to the redemption date. The company or the investor choose to exercise the redemption option (commencing the end of the fifth year and thereafter) THE COMPANY CHOOSES to pay the redemption in ORDINARY SHARES (and not cash) NAV2 => Market value1 The redemption will be made at market price The value of ordinary shares received by the investor SCENARIO ‘A’ The investor may benefit from the upside potential The stated value of the Series L Preferred Stock = Market value1 > NAV2 The redemption will be made at net asset value The investor can sell the shares on the market and enjoy an immediate profit SCENARIO ‘B’ The market value of ordinary shares received by the investor > The stated value of the Series L Preferred Stock

SERIES L PREFERRED STOCK 7 Comparison to select characteristics of typical preferred securities1 issued by the local banks in Israel 1 Presents a summary of select terms of typical Contingent Capital Securities (CoCos) issued by the local banks in Israel 2 Presents summary of select terms. The full terms of the Series L Preferred Stock being offered by CMCT are provided in the registration documents submitted to the SEC and the ISA. CMCT does not undertake to update the summary of terms in this document 3 If the Company fails to pay dividend on the Series L Preferred Stock for a given year in full on the applicable payment date (or fails to declare such dividend), the annual rate of the dividend will increase by 1.00% effective beginning January 1 of the following year, up to a maximum dividend rate of 8.50% per annum. Such increased dividend rate will continue until the next year thereafter in which all past dividends have been paid in full as of January 31 of such year, in which case the dividend rate will revert to 5.50% effective as of January 1 of such year. 4 The redemption price received by the investor will be an amount equal to the stated value of the Series L Preferred Stock, plus, provided certain conditions are satisfied, accrued and unpaid dividends. Series L Preferred Stock being offered2 Preferred securities issued by the local banks in Israel1 Feature Do not confer voting rights Do not confer voting rights Voting rights Cumulative; Annual step-up in the coupon rate by 1.00% (up to a rate of 8.50%, and returning to 5.50% upon payment)3 Non cumulative – “recovery” after write-off is only in respect of the principal Unpaid coupons For both the issuer and investors, commencing after five years (paid in cash and/or in ordinary shares at the option of the Company) For the issuer only, after five years. (if the option is not utilized – final redemption after additional five years) Redemption option Possible in the event that regular coupon payments are in arrears (each quarter investors can choose to exercise the option)4 Only in the case of liquidation / receivership / creditors’ arrangement pursuant to section 350 of the Israeli corporate law, and subject to the approval of the banks’ regulator Investors’ right for early redemption None In certain circumstances, a partial / full write-off is possible (except for bank Leumi - in lieu of write-off, conversion to ordinary shares) Potential principal write-off No minimum price; Conversion in the case of redemption at the lower of the market value and NAV most recently published by the Company (see further explanation on the previous page) Relevant only to bank Leumi – a minimum price was set in advance Conversion price (in the event of conversion to ordinary shares) (1) Contingent Capital Securities (CoCos)

Free Writing Prospectus

Filed Pursuant to Rule 433

Dated October 25, 2017

Registration Statement No. 333-218019

FREE WRITING PROSPECTUS

CIM Commercial Trust Corporation (the “Company” or “CMCT”) has filed a registration statement (including a prospectus) on Form S-11 (No. 333-218019) with the U.S. Securities and Exchange Commission (the “SEC”) and with the Israel Securities Authority (the “ISA”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC and the ISA for more complete information about the Company and the offerings. You may get these documents for free by visiting the Company’s website at http://investors.cimcommercial.com/index.cfm. Alternatively, Leumi Partners Underwriting Ltd will arrange for a prospectus to be sent to you if you request it by calling 972-3-5141290 or toll free at 1-833-300-3008.

You may also access the prospectus for free on the SEC website at www.sec.gov at https://www.sec.gov/Archives/edgar/data/908311/000104746917006540/a2233623zs-11a.htm and on the Magna website at www.magna.isa.gov.il under the Company’s name.